Exhibit 10.2

Summary of
Base Salary and Incentive Compensation with Named Executive Officers

Incentive Compensation for 2004 and Base Salary for 2005

     On January 25, 2005, the Human Resources and Compensation Committee (the "Committee") of the Board of Directors of Helix Technology Corporation (the "Company") approved the following executive compensation:

Name	2005 Base Salary	2004 Incentive Compensation
Robert J. Lepofsky[1]	n/a	$130,000
James Gentilcore[2]	$375,000	$75,000
Jay Zager[3]	$262,500	$60,000
Robert E. Anastasi[4]	$290,000	$70,000
Mark E. Jalbert[5]	$207,000	$50,000

1 Mr. Lepofsky served as the Company's President and Chief Executive Officer until his retirement on December 31, 2004. Mr. Lepofsky continues as a Director of the Company and effective January 1, 2005 was appointed Chairman of the Board of Directors. As a non-employee Director, Mr. Lepofsky is entitled to the director compensation described in our 2005 Director Compensation Program, which is filed as part of our Current Report on Form 8-K dated December 14, 2004.

2 Mr. Gentilcore, previously our Executive Vice President and Chief Operating Officer, became our President and Chief Executive Officer effective on January 1, 2005, see our Current Reports of Form 8-K dated November 17, 2004 and December 14, 2004. At such time, Mr. Gentilcore was also appointed to our Board of Directors.

3 Mr. Zager served as our Senior Vice President and Chief Financial Officer until February 28, 2005. At such time, our Corporate Controller Paul Kawa became Interim Chief Financial Officer, see below.

4 Mr. Anastasi is our Executive Vice President.

5 Mr. Jalbert is our Senior Vice President.

     In addition, on March 10, 2005, the Committee increased Paul Kawa's 2005 base salary from $167,000 to $200,000 in connection with his appointment as Interim Chief Financial Officer.

2005 Executive Performance Compensation

     In December 2004, the Company adopted the Executive Performance Compensation Program (see our Current Report of Form 8-K, dated December 14, 2004),

which it amended on April 27, 2005 (see Exhibit 10.3 hereto) (as amended, the "Program").

     On April 27, 2005, in accordance with the terms of the Program, the Committee approved the selection of the following persons identified in our 2005 proxy statement as a "Named Executive Officer" to participate in the Program for the 2005 performance year. The names of such persons, the 2005 performance criteria approved by the Committee and the relative weighting of such criteria is set forth below. The payment of incentive compensation, if any, depends on the level of achievement of these performance goals as described in more detail in the Program.

Name	Performance Criteria and Relative Weighting	Maximum 2005 Bonus Opportunity
Robert E. Anastasi	Performance criteria relative to peer companies (60%) Various financial metrics relating to business (20%) Performance criteria regarding global operations strategy and market initiatives (20%)	100% of 2005 base salary
James Gentilcore	Performance criteria relative to peer companies (60%) Various corporate financial metrics (20%) Performance criteria regarding strategic initiatives (20%)	100% of 2005 base salary
Mark E. Jalbert	Performance criteria relative to peer companies (20%) Various financial metrics relating to business (40%) Performance criteria regarding strategic initiatives (40%)	60% of 2005 base salary
Paul Kawa	Performance criteria relative to peer companies (60%) Various corporate financial metrics (20%) Performance criteria regarding strategic initiatives (20%)	40% of 2005 base salary

Additional Information

     Additional information about compensation for our Named Executive Officers will be set forth in the Proxy Statement for our 2005 Annual Meeting of Stockholders, which will be filed with the SEC on or about May 2, 2005.